UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2008

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 19, 2008, the Delaware Chancery Court (the "Court") issued its decision in two cases involving Loral Space & Communications Inc. ("Loral" or the "Company"): In re: Loral Space & Communications Inc. Consolidated Litigation, C.A. No. 2808-VCS (the "Shareholder Derivative Litigation") and GPC XLI L.L.C., et al. v. Loral Space & Communications Inc., et al., C.A. No. 3022-VCS (the "Skynet Noteholder Litigation").

The Shareholder Derivative Litigation

The Shareholder Derivative Litigation arose out of the Company’s sale of $300 million of preferred stock to funds affiliated with MHR Fund Management LLC ("MHR") pursuant to the Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007 (the "Securities Purchase Agreement"). The plaintiffs, certain stockholders of Loral, alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors.

The Court in the Shareholder Derivative Litigation found that the sale of the preferred stock to MHR affiliates did not meet the entire fairness standard under Delaware law. The remedy entered by the Court was the reformation of the Securities Purchase Agreement to convert the preferred stock purchased by MHR to non-voting common stock. Specifically, the Court valued Loral’s shares as of the date of the preferred stock investment at $30.85 per share, deducted from the $300 million purchase price a $6.75 million placement fee paid by the Company to MHR that the Court found was not appropriate, and, therefore, directed that MHR’s preferred shares be converted into 9,505,673 non-voting common shares. After giving effect to PIK dividends, MHR’s preferred stock is convertible, as of the most recent dividend payment date, into approximately 11 million shares of common stock and would have been convertible into approximately 13.5 million shares of common stock as a result of mandatory PIK dividends through April 2011. As a result of the Court’s decision, and taking into account voting shares of common stock otherwise owned by MHR as reported on its most recent Schedule 13D filing, MHR will own 56% of Loral’s total equity and 35.4% of its voting power, the same level of voting power it had prior to the transaction.

The Court also dismissed the claims against directors Olmstead and Stenbit and stated that, because the remedy being entered is one that can be effected as between MHR and Loral, it was not necessary to make findings about the extent to which the other individual director defendants would be subject to liability for breach of fiduciary duty if monetary damages were to be awarded.

The Skynet Noteholder Litigation

The Skynet Noteholder Litigation arose out of the redemption prior to maturity of the 14% Senior Secured Cash/PIK Notes due 2015 (the "Notes") issued by the Company’s subsidiary, Loral Skynet Corporation ("Loral Skynet"). The plaintiff noteholders had claimed that Loral and Loral Skynet breached the covenant of good faith and fair dealing implied in the indenture governing the Notes (the "Indenture") by paying MHR additional compensation that was not made available to all noteholders on a pro-rata basis in return for MHR’s consent to an early redemption of the Notes. The Court dismissed the noteholders’ claim in its entirety, holding that the noteholders received their contractual expectancy.

On July 16, 2007, in response to a motion by the Skynet Noteholder Litigation plaintiffs for a preliminary injunction, the Company agreed to place $12 million into escrow to satisfy any judgment that might be awarded these plaintiffs. To effectuate this agreement, the Company executed an Escrow Agreement with the Bank of New York on August 1, 2007. In light of the Court’s ruling in favor of the Company, the Company expects, based on the terms of the Escrow Agreement, that the escrowed funds, plus all interest, dividends and other distribution and payments thereon, will be released back to the Company.

The Court directed that the parties in both matters collaborate on an order to implement the decision and present it to the Court within 15 days.

The Court’s decision is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

99.1 Memorandum Opinion dated September 19, 2008 of the Court of Chancery of the State of Delaware in In re Loral Space & Communications Inc. Consolidated Litigation and GPC XLI L.L.C., et al. v. Loral Space & Communications Inc., et al.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

September 23, 2008	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Memorandum Opinion dated September 19, 2008 of the Court of Chancery of the State of Delaware in In re Loral Space & Communications Inc. Consolidated Litigation and GPC XLI L.L.C., et al. v. Loral Space & Communications Inc., et al.